Exhibit 99.1


         Alaska Communications Systems Announces Quarterly Cash Dividend


    ANCHORAGE, Alaska--(BUSINESS WIRE)--June 21, 2006--Alaska
Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today announced its board of directors declared a quarterly cash dividend of $0.215 per share on the company's common stock.
    The second quarter dividend is payable on July 19, 2006 to stockholders of record on the close of business on June 30, 2006. The company has approximately 42 million shares of common stock outstanding as of June 7, 2006.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward-Looking Statements

    Certain statements in this press release are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: Alaska Communications Systems Group, Inc.
             Meghan Stapleton, 907-297-3000
             meghan.stapleton@acsalaska.com
             Jeaneen Gill, 907-297-3000
             jeaneen.gill@acsalaska.com
                 or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investors) kirsten@lhai-sf.com